Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 5, 1999, except for Note 16 as to which the date is April 29, 1999, relating to the consolidated financial statements, which appears in the Convergent Communications, Inc. Prospectus filed on July 20, 1999. We also consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 20, 1999 relating to the Convergent Communications, Inc. 401k Plan which appears in the Form 11-K filed on February 4, 2000.



PricewaterhouseCoopers LLP


Denver, Colorado
February 4, 2000